Exhibit 99.1

Rovi Signs 10-Year Intellectual Property License

Agreement with DISH

San Carlos, Calif. August 22, 2016 — Rovi Corporation (NASDAQ: ROVI) today announced that it signed a 10-year patent renewal license agreement with DISH Network L.L.C., a subsidiary of DISH Network Corporation (NASDAQ: DISH). In addition, this agreement will continue DISH’s license to Rovi’s Conversation Services natural language platform, as well as other Rovi products.

Tom Carson, president and CEO of Rovi, said, “Our renewal with DISH further validates the long-term value and relevance of our intellectual property portfolio, reinforcing the importance of Rovi’s intellectual property (IP) with both traditional and next-generation pay-TV service providers. With this most recent renewal, Rovi now has nine of the top 10 U.S. pay-TV operators under license, with significant recent momentum, as seven of those agreements have been signed over the last seven quarters.”

Rovi’s quarter-century of investment in research and development has enabled it to generate one of the world’s leading media and entertainment patent and product portfolios. The company’s commitment to innovation enables the delivery of products that touch practically every aspect of consumers’ day-to-day interaction with their entertainment, and helps licensees build customized, next-generation digital entertainment solutions for users around the globe.

The patent license renewal is subject to certain contingencies relating to the closing of Rovi’s acquisition of TiVo Inc., which we expect to become effective on September 7, 2016, subject to obtaining the approval of the TiVo and Rovi stockholders and satisfaction of other customary closing conditions. For further details on the terms of this license agreement, please see Rovi’s Current Report on Form 8-K filed today.

About Rovi Corporation

Rovi Corporation (NASDAQ: ROVI) is creating personalized and data-driven ways for viewers to discover the right entertainment and for providers to discover the right audiences. Chosen by top brands in entertainment content, services and devices, Rovi touches the lives of hundreds of millions of consumers by providing comprehensive solutions, customizable products and intellectual property licensing to make discovery simple, seamless and personal. With its extensive patented technology portfolio, Rovi is advancing entertainment and audience discovery. Learn more at rovicorp.com, or follow us on Twitter @rovicorp.

No Offer or Solicitation

The information in this communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Forward Looking Statements

All statements contained herein that are not statements of historical fact, including statements that use the words “believe”, “plan”, “will” or “is expected to,” or similar words that describe Rovi Corporation’s or its management’s future plans, objectives or goals, are “forward-looking statements” and are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from the historical results and/or from any future results or outcomes expressed or implied by such forward-looking statements. A number of factors could cause our actual results to differ from anticipated results expressed in such forward-looking statements. Such factors include, among others, 1) uncertainties as to the timing of the closing of the transaction, including due to failure to satisfy or delay in satisfying the conditions to such closing; 2) failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the transaction; 3) general economic and market conditions; and 4) evolving legal and regulatory regimes. Such factors are further addressed in Rovi’s most recent report on Form 10-Q for the period ended June 30, 2016, and such other documents as are filed with the Securities and Exchange Commission from time to time (available at www.sec.gov). Rovi assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is not a solicitation of a proxy from any stockholder of Rovi, Titan Technologies Corporation or TiVo. In connection with the Agreement and Plan of Merger among Rovi, TiVo, Titan Technologies Corporation (“Parent”), Nova Acquisition Sub, Inc. and Titan Acquisition Sub, Inc., Rovi, TiVo and Parent have filed relevant materials with the SEC, including a Registration Statement on Form S-4 filed by Parent that contains a joint proxy statement/prospectus. ROVI AND TIVO STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT ROVI, TIVO, PARENT AND THE PROPOSED TRANSACTION. Stockholders may obtain a free copy of the definitive joint proxy statement/prospectus, as well as any other documents filed by Rovi, Parent and TiVo with the Securities and Exchange Commission, at the Securities and Exchange Commission’s Web site at http://www.sec.gov. Stockholders may also obtain a free copy of the definitive joint proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the definitive joint proxy statement/prospectus from Rovi by directing a request to Rovi Investor Relations at +1-818-565-5200 and from TiVo by directing a request to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York, 10016, (212) 929-5500, proxy@mackenziepartners.com.

PARTICIPANTS IN THE SOLICITATION

Rovi, Parent, TiVo and their respective directors and executive officers and other members of their management and employees may be deemed, under Securities and Exchange Commission rules, to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding Rovi’s directors and officers can be found in its proxy statement filed with the Securities and Exchange Commission on March 10, 2016 and information regarding TiVo’s directors and officers can be found in its proxy statement filed with the Securities and Exchange Commission on May 27, 2016. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests in the transaction, by security holdings or otherwise, is contained in the Form S-4 and the definitive joint proxy statement/prospectus that Parent has filed with the Securities and Exchange Commission. Stockholders may obtain a free copy of these documents as described in the preceding paragraph.

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For more information, contact:

Rovi

Press:

Ricca Silverio

Finn Partners for Rovi

ricca.silverio@finnpartners.com

+1-949-439-7869

Investors:

Peter Ausnit

VP, Investor Relations

peter.ausnit@rovicorp.com

+1-818-565-5200

Copyright © 2016 Rovi Corporation